EXHIBIT 5.1

The Lonergan Law Firm LLC ATTORNEYS AT LAW woodslonergan.com Lawrence R. Lonergan, Esq. Partner Admitted to the NY, NJ and MA Bar Writer’s Email: llonergan@wlesq.com

96 Park Street

Montclair, NJ 07042

Tel: 973 641 4012

Fax: 973 509 0063

______

Woods Lonergan PLLC

280 Madison Avenue, Suite 300

New York, NY 10016

Tel: 212 684 2500

Fax: 212 684 2512

Reply to

Montclair, NJ

October 18, 2019

Accelerated Pharma, Inc.

15W155 81st Street

Burr Ridge, IL 60527

Re:	Registration Statement on Form S-1
File No. 333-227916

Gentlemen:

We have acted as counsel to Accelerated Pharma, Inc, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (File No. 333-227916 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) on October 22, 2108 and this Amendment No. 3 to the Registration Statement, being filed on October 18, 2019.

The Registration Statement relates to the registration for the sale by the Company of an aggregate of 750,000 units, (the “Units”) at an offering price of $4.00 per Unit (the “Unit Offering”). Each Unit consists of one (1) share of Common Stock, $0.00001 par value (the “Shares” or “Common Stock”) and one (1) Class A Warrant, exercisable on or before the five-year anniversary of issuance to purchase one (1) additional Share (the “Warrant Share(s)”) at an exercise price of $4.40 per Warrant Share.

The Unit Offering is being conducted by the Company on a self-underwritten, best efforts basis, which means our management and placement agent(s) will attempt to sell the Units being offered hereby on behalf of the Company. There is no underwriter for this Offering.

In connection with the opinion expressed herein, we have examined the Placement Agent Agreement, the Class A Warrant Agreement, the Company’s registration statement on Form S-1 (File No. 333-214048) filed with the Commission on October 11, 2016, which was withdrawn on August 23, 2017, the Form of Placement Agent Agreement filed as Exhibit 10.33 to the Registration Statement, and such additional documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares included within the Units have been duly authorized by the Company and, when paid for and issued in accordance with the terms of and as described in the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Class A Warrants included within the Units have been duly authorized by the Company and, when issued in accordance with the terms of and as described in the Registration Statement, will be validly issued and non-assessable, (iii) the Warrant Shares have been duly authorized by the Company and, when and if paid for and issued upon the exercise of the Class A Warrants in accordance with their terms and the terms of the Class A Warrant Agreement, such Warrant Shares will be validly issued, fully paid and non-assessable and (iv) the Class A Warrants are a binding obligation of the Company under the laws of Delaware, the jurisdiction governing the warrant agreement. The Shares, Class A Warrants and Warrant Shares are being registered in the Registration Statement.

In addition, pursuant to the terms of the Form of Placement Agreement, I understand that: (i) the Company has agreed to issue to the Placement Agents Class A Warrants that are identical to the Class A Warrants except that neither the Class A Warrants issuable to the Placement Agents nor the Warrant Shares issuable upon exercise by the Placement Agents of their Class A Warrants will be included in this Registration Statement for public resale; and (ii) as set forth under “Plan of Distribution” in the Registration Statement, each Placement Agent will be issued a number of Class A Warrants equal to 7% of the Units sold to investors through the efforts of the respective Placement Agents.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

/s/ Lawrence R. Lonergan, Esq.
Lawrence R. Lonergan, Esq.